PROSPECTUS SUPPLEMENT
     (To Prospectus and Prospectus Supplement Dated March 6, 1997)

                             10,000 Shares


                          DYNEX CAPITAL, INC.

                        SHARES OF COMMON STOCK
                           (Par Value $0.01)


      Pursuant to a Sales Agency Agreement dated as of March 6, 1997 (the "Sales Agency Agreement") between Dynex Capital, Inc. (the "Company") and PaineWebber Incorporated ("PaineWebber"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and which is incorporated by reference herein, the Company has sold, through PaineWebber, as agent of the Company, 10,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to ordinary brokers' transactions on the New York Stock Exchange (the "NYSE").

      Shares sold during Pricing Period

                  0     Average Market Price Shares
             10,000     Additional Shares
             ------
             10,000     Total Shares Sold

      Arithmetic Mean of the High and Low Sales Prices of the Shares reported on the NYSE (the "Average Market Price") for each day of the Pricing Period:

                                                            Average (or Total)
          06/02/97  06/03/97  06/04/97  06/05/97  06/06/97  for Pricing Period
          --------  --------  --------  --------  --------  ------------------
           $0.0000   $0.0000   $0.0000   $0.0000   $0.0000       $0.0000

           High and Low Sales Prices at which Average Market Shares were sold during pricing period:

                 High: $0.0000                       Low: $0.0000

Average Market Price Shares:
---------------------------
Gross Proceeds to Company.......$         0.00       Gross Sales Proceeds.......$        0.00
2.0% Discount...................$         0.00       Compensation to Agent......$        0.00
                                --------------                                  -------------
Net Proceeds to Company.........$         0.00       Net Proceeds to Company....$        0.00

Additional Shares Sold:
----------------------

Gross Proceeds to Company.......$   140,000.00
Commission to PaineWebber.......$     4,200.00
                                --------------
Net Proceeds to Company.........$   135,800.00

Total Net Proceeds to Company...$   135,800.00      Total Compensation to Agent....$ 4,200.00

On the last day of the Pricing Period, the last reported sales price of the Stock on the NYSE was $14.25

Note:.S.E.C. fees were not used in arriving at any of the above figures.


 ......THESE  SECURITIES  HAVE NOT BEEN APPROVED OR  DISAPPROVED  BY THE
SECURITIES AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES  COMMISSION
NOR  HAS  THE   SECURITIES   AND  EXCHANGE   COMMISSION  OR  ANY  STATE
SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Prospectus Supplement is June 10, 1997.